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EXHIBIT 99.2

LABOR READY, INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
	(unaudited)
Revenues from services	$222,626	$214,297	$862,733	$916,965
Cost of services	157,345	150,666	612,661	641,911
Gross profit	65,281	63,631	250,072	275,054
Selling, general and administrative expenses	57,443	59,473	220,216	252,739
Depreciation and amortization	2,170	2,003	9,144	8,203
Income from operations	5,668	2,155	20,712	14,112
Interest and other income (expense)	(1,168)	215	(2,810)	755
Income before provision for income taxes	4,500	2,370	17,902	14,867
Taxes on income	1,249	902	6,316	5,652
Net income	$3,251	$1,468	$11,586	$9,215
Basic net income per share	$0.08	$0.04	$0.28	$0.23
Diluted net income per share	$0.08	$0.04	$0.28	$0.23
Weighted average shares outstanding:
Basic	40,985	40,536	41,017	40,573
Diluted	41,697	40,789	41,771	40,702

LABOR READY, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2002	2001
Assets
Current assets
Cash, cash equivalents, and marketable securities	$84,874	$48,865
Accounts receivable, net	66,987	62,912
Other current assets	19,726	22,164
Total current assets	171,587	133,941
Property and equipment, net	31,217	36,894
Other assets	114,396	43,608
Total assets	$317,200	$214,443
Liabilities and shareholders' equity
Current liabilities	$57,836	$53,198
Long-term liabilities	127,253	41,552
Total liabilities	185,089	94,750
Shareholders' equity	132,111	119,693
Total liabilities and shareholders' equity	$317,200	$214,443

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  EXHIBIT 99.2
LABOR READY, INC. SUMMARY CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts)
LABOR READY, INC. SUMMARY CONSOLIDATED BALANCE SHEETS